UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

SAN JUAN BASIN ROYALTY TRUST
(Name of Registrant as Specified In Its Charter)

Southwest Bank
Robert Lansford
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Southwest Bank and Robert Lansford (collectively, the “Southwest Bank Participants”) have made a definitive filing with the Securities and Exchange Commission of a proxy statement and an accompanying WHITE proxy card in connection with the solicitation of proxies for a special meeting of the unitholders of San Juan Basin Royalty Trust.

On November 7, 2016, the Southwest Bank Participants issued the following press release.

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Egan-Jones Recommends Unitholders of San Juan Basin Royalty Trust (SJT) Vote “FOR”
Southwest Bank Participants’ Proposals to Replace Compass Bank as Trustee

Egan-Jones Concludes that Approval of the Southwest Bank Participants’ Proposals is in the Best Interests of the Trust and its Unitholders

Southwest Bank Participants Urge Unitholders to Vote the WHITE Proxy Card Today

FORT WORTH, TEXAS, November 7, 2016—Southwest Bank and Robert Lansford (collectively, the “Southwest Bank Participants”) today announced that Egan-Jones Proxy Services, a leading independent proxy advisory firm, has recommended that San Juan Basin Royalty Trust (the “Trust” or “SJT”) unitholders vote the Southwest Bank Participants’ WHITE proxy card “FOR” the proposals to remove Compass Bank as trustee of the Trust and to nominate and appoint Southwest Bank as the successor trustee.

In its November 4, 2016 report, Egan-Jones noted that its review centered on the Southwest Bank Participants’ proposals in the context of maximizing unitholder value and concluded1:

“…[T]he Trust has survived the past years because of its former principal trust officer Lee Ann Anderson, and not because of Compass Bank. When Miss Anderson left the Trust on October 2015, the Trust’s expenses increased dramatically.”

“We are not convinced that the Trust’s new trust officer would work to the benefit of the unitholders given their level of industry expertise. We believe that Compass Bank lacks experienced people to lead the Trust. When [Ms.] Anderson resigned, Compass Bank appointed Josh Peterson to Vice President and Senior Trust Officer, who has been with the Trust for only eighteen months with little oil and gas accounting or operations experience.”

“We believe that [Ms.] Anderson’s collaborative efforts with Southwest Bank is a compelling reason to appoint Southwest Bank as the new trustee.”

“We believe that Southwest Bank has a proven track record in the administration of royalty trusts as it serves as a trustee of seven royalty trusts compared to Compass Bank’s sole royalty trust for which it serves as trustee.”

“We believe that Southwest Bank, through its experience in royalty trust management can leverage its position to lower the Trusts administration costs and expenses.”

Vernon Bryant, Chairman and Chief Executive Officer of Southwest Bank commented, “We are pleased that Egan-Jones, a leading independent proxy advisory firm, recognizes the benefits to the Trust’s unitholders offered by the Southwest Bank royalty trust management group. We welcome Egan-Jones’ endorsement and urge unitholders to protect their investment by voting the WHITE proxy card today to remove Compass Bank as trustee of the Trust and nominate and appoint Southwest Bank as the successor trustee.”

Unitholders are urged to sign, date and return the WHITE proxy card today, or they may vote online or by telephone by following the instructions on the voting materials they have received. The Southwest Bank Participants also urge unitholders NOT to sign the blue proxy card or return any voting instructions that they may receive from the Trust or Compass Bank. Unitholders with questions or who need assistance with their vote should contact Okapi Partners, the proxy solicitor for the Southwest Bank Participants, at (212) 297-0720 or toll-free at (877) 279-2311 or by email at info@okapipartners.com.

1 Permission to use quotations neither sought nor obtained.

About Southwest Bank

Proudly serving North Texas for 50 years, Southwest Bank is the largest locally owned, independent bank in Tarrant County. In addition to full-service banking centers in Fort Worth, Dallas, Arlington, Burleson, Grapevine, Mansfield and Saginaw, Southwest Bank maintains mortgage offices in Fort Worth, Dallas and Austin and a royalty trust management office in Dallas. Southwest Bank values its customers and believes in building loyal, lasting relationships through personalized service, honesty and integrity. For more information, visit www.SouthwestBank.com. Member FDIC.

Contacts:	Lee Ann Anderson	Okapi Partners
	Senior Vice President and Senior Trust Administrator	Patrick McHugh/Charles Garske/Lydia Mulyk
	Southwest Bank	(212) 297-0720
	(817) 298-5587	(877) 279-2311 (Toll-Free)

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